Exhibit 5.1

FORM OF OPINION

[               ], 2015

Rennova Health, Inc.

400 South Australian Avenue

Suite 800

West Palm Beach, Florida 33401

Gentlemen:

We have acted as counsel to Rennova Health, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, Registration No. 333-208157 (the "Registration Statement"), as amended, pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), an aggregate of $15.0 million worth of shares (the "Shares") of its common stock, $0.01 par value per share (the "Common Stock"), plus warrants (the "Warrants") to purchase up to an aggregate of $15.0 million worth of shares of the Company's common stock (the "Warrant Shares"). As used herein, the term "Shares" shall also include any additional shares of Common Stock which may be registered pursuant to any subsequent registration statement that the Company may file with the Commission pursuant to Rule 462(b) under the Act ("Rule 462(b)") in connection with the offering contemplated by the Registration Statement. The Shares and Warrants are to be sold to a group of underwriters (the "Underwriters") who will be parties to an Underwriting Agreement with the Company, the form of which Agreement will be filed as an exhibit to the Registration Statement (the "Underwriting Agreement"). All of the Shares and Warrants are being registered for sale to the Underwriters by the Company. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement as filed with the Commission on November 23, 2015 under the Act; (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on December 7, 2015 under the Act; (iii) the form of Underwriting Agreement; (iv) the Certificate of Incorporation of the Company, as amended, as currently in effect (the “Charter”); (v) the Restated By-Laws of the Company, as currently in effect (the “By-Laws”); and (vi) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to (A) the issuance and sale of the Shares and Warrants, (B) the specimen stock certificate, (C) the form of Warrant, and (D) other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Rennova Health, Inc.

[                  ], 2015

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act and the Underwriting Agreement has been duly executed and delivered, (i) the Shares, when issued by the Company and delivered by the Company against payment therefore as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when sold and issued as contemplated in the Registration Statement and the prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors' rights generally, and by general principles of equity (including without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law), and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement and in any registration statement pursuant to Rule 462(b). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

Akerman LLP